Exhibit 10.11

Named Officer Employment Agreement
This Named Officer Employment Agreement (this “Agreement”) is made by and between Qualtrics, LLC (“Qualtrics”), and the employee whose signature appears below (“Employee”) and is effective as of Employee’s date of signature (the “Effective Date”). This Agreement describes the terms under which Employee will be employed, at will, by Qualtrics.
Confidential Information. For purposes of this Agreement, the phrase “Confidential Information” includes without limitation (whether or not specifically designated as confidential or proprietary): information and technology developed by Qualtrics, business plans, financial information, marketing strategies, trade secrets, product roadmaps, information concerning Qualtrics’ existing and prospective markets and customers, confidential information received from customers, consultants, vendors, and suppliers, and information concerning any personnel of Qualtrics (other than Employee), including skills, compensation and personal information; provided, however, that “Confidential Information” does not include information that (a) was lawfully in Employee’s possession without confidentiality restrictions prior to disclosure of such information by Qualtrics; (b) was or becomes available in the public domain without violation of this Agreement; (c) is documented by Employee to have been developed by him independently and outside the scope of his employment; or (d) is furnished to Employee by a third party not under an obligation of confidentiality. Employee agrees that during his employment and after termination of such employment, irrespective of cause, he will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except for the benefit of Qualtrics or as otherwise expressly authorized by Qualtrics. Employee’s obligations under this section shall survive the termination of this Agreement for a period of three (3) years.
Work Product and Intellectual Property Rights. Employee agrees to assign, and hereby does assign, to Qualtrics all right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, drawings, discoveries, algorithms, formulas, code, ideas, trademarks, and trade secrets that Employee has conceived or developed or reduced to practice, or may conceive or develop or reduce to practice, or has caused or will cause to be conceived or developed or reduced to practice, during the course of Employee performing the duties of his Qualtrics employment and during the term of such employment (collectively, “Intellectual Property”). Employee understands and agrees that (i) all original works for authorship that are made by Employee within the scope of Employee’s work at Qualtrics are “works made for hire,” as that term is defined in the United States Copyright Act, (ii) the decision whether or not to commercialize or market any Intellectual Property is within Qualtrics’ sole discretion and for Qualtrics’ sole benefit, and (iii) no royalty or other consideration will be due to Employee as a result of Qualtrics’ efforts to commercialize or market any such Intellectual Property. Employee will execute and deliver to Qualtrics, upon request, appropriate assignments of such Intellectual Property and such other documents and instruments as Qualtrics may request to fully and completely assign such Intellectual Property to Qualtrics prior to termination.
Non-competition & Non-solicitation Restrictions. Qualtrics is in the business of providing software and services related to experience management, surveys, data collection, data analysis, reporting, dashboards, market research, customer experience, and/or employee experience (collectively, the “Business”). To the fullest extent allowed under applicable law, Employee covenants and agrees that, during his employment and for a period of 6 months after termination of his employment for any reason, Employee will not:

a)
directly or indirectly own, manage, operate, control, serve as a consultant to, be employed by or participate at any company or organization offering a directly competing product to the same buyers or firms as Qualtrics offered at the time of such termination;

b)
solicit, employ, hire, offer to hire, become a business partner with or entice away from Qualtrics any person who is a current material employee of Qualtrics or any of its affiliates (collectively, “Qualtrics Employees”);

c)
solicit, divert, take away, or attempt to solicit, divert or take away: (i) any customers of Qualtrics or its affiliates or (ii) any prospective customers of Qualtrics or its affiliates that Employee solicited or interacted with during his period of employment (collectively “Qualtrics Customers”); or

d)
persuade or attempt to persuade any Qualtrics Customer, material Qualtrics Employee, or consultant, agent, supplier or vendor of Qualtrics or any of its affiliates, to alter or discontinue its relationship with Qualtrics or any of its affiliates or to do any act that is inconsistent with the interests of Qualtrics or any of its affiliates.

To the fullest extent allowed under applicable law, there is no geographic limitation to these restrictions.
Miscellaneous. The headings contained in this Agreement are for convenience only and do not limit or otherwise affect the provisions of this Agreement. If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision shall be deemed modified only to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. No failure or delay on the part of either party to exercise any right or remedy hereunder will operate as a waiver thereof. No single or partial waiver of a breach of any provision of this Agreement will operate or be construed as a waiver of any subsequent breach. No single or partial exercise of any right or remedy hereunder will preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereunder or by law. No action, inaction or waiver by Qualtrics with respect to its rights or remedies under any other agreement will operate as a waiver under this Agreement. This Agreement contains the entire agreement of the Parties with respect to Employee’s employment by Qualtrics and supersedes all prior agreements and understandings relating thereto. For the avoidance of doubt, this Agreement does not supersede any separate agreements relating to indemnification or equity awards. This Agreement may be amended or modified only by an agreement in writing signed by both Employee and Qualtrics’ Chief Financial Officer.
IN WITNESS WHEREOF, the parties have duly signed and delivered this Agreement as of the Effective Date.

QUALTRICS, LLC	EMPLOYEE

Signed:	Signed:
Name:	Name:
Title:	Title:
Address: